Exhibit 10.1

WEST BANCORPORATION, INC.
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT is made and entered into as of July 23, 2012, by and between WEST BANCORPORATION, INC. and DAVID D. NELSON. As used in this Agreement, capitalized terms have the meanings set forth in Section 21.
RECITALS
A.Executive is currently employed by the Company.

B.West Bank is a wholly owned subsidiary of the Company.

C.The Company desires to continue to employ Executive pursuant to the terms of this Agreement and Executive desires to continue to be employed by the Company pursuant to such terms.

D.The Parties have made commitments to each other on a variety of important issues concerning Executive's employment with the Company, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either the Company or Executive may make to terminate this Agreement and Executive's employment with the Company.

E.The Parties desire to enter into this Agreement as of the Effective Date and, to the extent provided herein, to have this Agreement supersede all prior employment agreements between the Parties, whether or not in writing, and to have any such prior employment agreements become null and void as of the Effective Date.

AGREEMENT
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.Employment Period. The Company shall continue to employ Executive during the Employment Period and Executive shall continue to remain in the employ of the Company and provide services to the Company during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on December 31, 2015, unless sooner terminated as provided herein. The Employment Period shall be extended automatically for one (1) additional year beginning on January 1, 2015 and on each January 1 thereafter unless either Party notifies the other Party, by written notice delivered no later than ninety (90) days prior to such January 1, that the Employment Period shall not be extended for an additional year. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Employment Period, this Agreement shall remain in effect for the two (2)-year period following the Change in Control and shall then terminate.

2.Duties. During the Employment Period, Executive shall devote Executive's full business time, energy and talent to serving as the President and Chief Executive Officer of the Company and as the Chief Executive Officer of West Bank, subject to the direction of the Board. Executive shall have the duties that are commensurate with Executive's position(s) and any other duties that may be assigned to Executive by the Board, and Executive shall perform all such duties faithfully and efficiently. Executive shall have such powers as are inherent to the undertakings applicable to Executive's position and necessary to carry out the duties required of Executive hereunder. During the Employment Period, the Executive shall be nominated to serve as a member of the Board and West Bank's Board of Directors, subject to the election of the shareholders of the Company and West Bank, respectively. Executive shall perform the duties required by this Agreement at the Company's principal headquarters, unless the nature of such duties requires otherwise. Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature to the extent such activities do not, in the judgment of the Board, inhibit, prohibit, interfere with or conflict with Executive's duties under this Agreement or conflict in any material way with the business of the Company or an Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Company or an Affiliate) or hold any other position with any business without receiving the prior written consent of the

Board.
3.Compensation and Benefits. During the Employment Period, while Executive is employed by the Company, the Company shall compensate Executive for Executive's services as follows:

(a)Executive shall be paid a base salary at an annual rate of three hundred fifty thousand dollars ($350,000) (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Company then in effect. Each year during the Employment Period, Executive's Annual Base Salary shall be reviewed by the Board with any such increase, but not decrease, to be effective as of January 1 of the year of such adjustment.

(b)Executive shall be eligible to receive performance-based annual incentive bonuses (each, the “Incentive Bonus”) from the Company for each fiscal year ending during the Employment Period. Incentive Bonuses shall be established and determined in accordance with the Company's annual incentive plan, as may be in effect from time to time, or otherwise as determined by the Board. Any Incentive Bonus shall be paid to Executive within thirty (30) days of the completion of the respective fiscal year audit by the Company's auditor, but in no event later than two and one-half (2½) months after the close of the year in which it is earned, provided that any Incentive Bonus shall not be considered earned until the respective fiscal year audit is complete and the Board has made all determinations and taken all actions necessary to establish such Incentive Bonus.

(c)Executive shall be eligible to participate, subject to the terms thereof, in all incentive plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated and performing executives. During the Employment Period, Executive and Executive's dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all pension and similar benefit plans and all medical, dental, disability, group and executive life, accidental death and travel accident insurance and other similar welfare benefit plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated and performing executives.

(d)Executive shall be entitled to accrue paid vacation in accordance with and subject to the Company's vacation programs and policies as may be in effect from time to time: provided, that the maximum number of vacation days Executive may accrue at any time shall be subject to any limitations in the Company's vacation programs and policies as may be in effect from time to time.

(e)Executive shall be eligible to be reimbursed by the Company, on terms that are substantially similar to those that apply to other similarly situated and performing executives employed by the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items that are consistent with the Company's expense reimbursement policy and that are actually incurred by Executive in the promotion of the Company's business.

4.Rights upon Termination. This Agreement and Executive's employment under this Agreement may be terminated for any of the reasons described in this Section 4. Executive's right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:

(a)Minimum Benefits. If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the Minimum Benefits, in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law. Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within thirty (30) days after the Termination Date; provided, however, that any benefits, incentives or awards payable as described in Section 4(f) shall be provided in accordance with the terms of the applicable plan, program or arrangement. Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company following the Termination Date for purposes of any plan, program or arrangement.

(b)Termination for Cause, Death, Disability, Voluntary Resignation or Non-Renewal. If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause, Executive's death or Disability or a termination by Executive other than for Good Reason, or if this Agreement expires due to notice of non-renewal by either Party as provided under Section 1 or at the end of a Covered Period, then, other than the Minimum Benefits, Executive shall have no right to benefits under this Agreement (and the Company shall have no obligation to provide any such benefits) for periods after the Termination Date.

(c)Termination other than for Cause or Termination for Good Reason. If Executive's employment with the Company is subject to a Termination other than during a Covered Period, then, in addition to the Minimum Benefits, the Company shall provide Executive the following benefits:

(i)On the thirtieth (30th) day following the Termination Date, Executive shall commence receiving the Severance Amount (less any amount described in Section 4(c)(ii)), with such amount to be paid in twenty-four (24) substantially equal monthly installments, with each successive payment being due on the monthly anniversary of the Termination Date.

(ii)To the extent any portion of the Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation §1.409A-1(b)(9)(iii)(A), Executive shall receive such portion of the Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable on the thirtieth (30th) day following the Termination Date.

(iii)Executive (and Executive's dependents, as may be applicable) shall be entitled to the benefits described in Section 4(e).

(d)Termination upon a Change in Control. If Executive's employment with the Company is subject to a Termination within a Covered Period, then, in addition to Minimum Benefits, the Company shall provide Executive the following benefits:

(i)On the thirtieth (30th) day following the Termination Date, the Company shall pay Executive a lump sum payment in an amount equal to the Severance Amount.

(ii)Executive (and Executive's dependents, as may be applicable) shall be entitled to the benefits provided in Section 4(e).

(e)Medical and Dental Benefits. If Executive's employment with the Company is subject to a Termination, then to the extent that Executive or any of Executive's dependents may be covered under the terms of any medical or dental plans of the Company (or an Affiliate) for active employees immediately prior to the Termination Date, then, provided Executive is eligible for and elects coverage under the health care continuation rules of COBRA, the Company shall provide Executive and those dependents with coverage equivalent to the coverage received while Executive was employed with the Company. For a period of eighteen (18) months, the Executive shall be required to pay the same amount as Executive would pay if Executive continued in employment with the Company during such period and thereafter Executive shall be responsible for the full cost of such continued coverage; provided, however, that such contribution by the Company shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company (or an Affiliate) or violate any nondiscrimination requirements then applicable with respect to the Company's (or an Affiliate's) plans. The coverages under this Section 4(e) may be procured directly by the Company (or an Affiliate, if appropriate) apart from, and outside of the terms of the respective plans, provided that Executive and Executive's dependents comply with all of the terms of the substitute medical or dental plans, and provided, further, that the cost to the Company shall not exceed the Company's cost for continued COBRA coverage under the Company's (or an Affiliate's) plans, as set forth in the immediately preceding sentence. In the event Executive or any of Executive's dependents is or becomes eligible for coverage under the terms of any other medical and/or dental plan of an employer with plan benefits that are comparable to Company (or Affiliate) plan benefits, the Company's obligations under this Section 4(e) shall cease with respect to the eligible Executive and/or dependent. Executive and Executive's dependents must notify the Company (or an Affiliate) of any subsequent employment and provide information regarding medical and/or dental coverage available.

(f)Other Benefits.

(i)Executive's rights following a termination of employment with the Company for any reason with respect to any benefits, incentives or awards provided to Executive pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Company, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.

(ii)Except as specifically provided herein, the Company shall have no further obligations to Executive under this Agreement following Executive's termination of employment for any reason.

(g)Removal from any Boards and Positions. Upon Executive's termination of employment for any reason under this Agreement, Executive shall be deemed to resign (i) if a member, from the Board and the board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Company, (ii) from each position with the Company and any Affiliate, including as an officer of the Company or an Affiliate and (iii) as a fiduciary of any employee benefit plan of the Company and any Affiliate.

(h)Regulatory Suspension and Termination.

i.If the Company is in default as defined in Section 3(x) of the FDIA, all obligations of the Company under this Agreement shall terminate as of the date of default, provided that this Section 4(h) shall not affect any vested rights of the Parties.

ii.All obligations of the Company under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation of this Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA, or when the Company is determined by the FDIC to be in an unsafe or unsound condition, provided that this Section 4(h) shall not affect any vested rights of the Parties.

iii.Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA.

(i)Clawback. Notwithstanding any provision of this Agreement to the contrary, if any Severance Restrictions require the recapture or “clawback” of any Severance Amount paid to Executive under this Agreement, Executive shall repay to the Company the aggregate amount of any such payments, with such repayment to occur no later than thirty (30) days following Executive's receipt of a written notice from the Company indicating that payments received by Executive under this Agreement are subject to recapture or clawback pursuant to the Severance Restrictions. “Severance Restrictions” means any applicable statute, law, regulation, or regulatory interpretation or other guidance, including FIL-66-2010 and any related or successor FDIC guidance, that would require the Company to seek or demand repayment or return of any payments made to Executive for any reason, including the Company or its successors later obtaining information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

(5)Release. Notwithstanding any provision of this Agreement to the contrary, no benefits owed to Executive under Section 4(c), 4(d) or 4(e) (other than the Minimum Benefits) shall be provided to Executive unless Executive executes (without subsequent revocation) and delivers to the Company a Release within twenty-one (21) days following the Termination Date.

(6)Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets and other confidential and proprietary information of the Company (including the Confidential Information), which, if exploited by Executive, would seriously, adversely and irreparably affect the interests of the Company and the ability of the Company to continue its business.

(a)Confidential Information. Executive acknowledges that, during the course of Executive's employment with the Company, Executive may produce and have access to Confidential Information. Executive shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after Executive's employment with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive's duties hereunder. If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or its Affiliates, or Executive's activities in connection with the business of the Company or its Affiliates, Executive shall immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive shall abide by the Company's policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, Executive shall not directly or indirectly render services to any person or entity where Executive's service would involve the use or disclosure of Confidential Information. Executive shall not use any Confidential Information to guide Executive in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that Executive did not violate any terms set forth in this Agreement.

(b)Documents and Property.

(i)All records, files, documents and other materials or copies thereof relating to the business of the Company or its Affiliates that Executive prepares, receives, or uses, shall be and remain the sole property of the Company and, other than in connection with the performance by Executive of Executive's duties hereunder, shall not be removed from the premises of the Company or its Affiliates without the Company's prior written consent, and shall be immediately returned to the Company upon Executive's termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(ii)Executive acknowledges that Executive's access to and permission to use the Company's and its Affiliates' computer systems, networks and equipment, and all Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited. The restrictions contained in this Section 6(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Company or its Affiliates. Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or an Affiliate. Upon the termination of Executive's employment with the Company for any reason, Executive's authorization to access and permission to use the Company's and its Affiliates' computer systems, networks and equipment, and any Company and Affiliate information contained therein, shall cease.

(c)Non-Competition and Non-Solicitation. The primary service area of the Company's business in which Executive will actively participate extends separately to the Restricted Area. Therefore, as an essential ingredient of and in consideration of this Agreement and Executive's employment with the Company, Executive shall not, during Executive's employment with the Company or during the Restricted Period, whether the termination of Executive's employment occurs during the Employment Period or thereafter, directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):

(i)Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a Competitor with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided, however, that the ownership by Executive of shares of the capital stock of any institution, which shares are listed on a securities exchange and which do not represent more than one percent (1%) of the institution's outstanding capital stock, shall not violate any terms of this Agreement;

(ii)(A) Induce or attempt to induce any officer-level employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates; (B) in any way interfere with the relationship between the Company or its Affiliates and any management-level employee of the Company or its Affiliates; or (C) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates or in any way interfere with the relationship between the Company or its Affiliates and their respective customers, suppliers, licensees or other business relations.

(iii)Solicit the business of any person or entity known to Executive to be a customer of the Company or its Affiliates, where Executive, or any person reporting to Executive, had accessed Confidential Information of, had an ongoing business relationship with or had made Substantial Business Efforts with respect to, such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Company or its Affiliates.

(iv)Serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Competitor within the Restricted Area, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Company or its Affiliates.

(v)Accept employment, provide services to, or act in any other such capacity for or with any Competitor, if in such employment or capacity Executive would, because of Executive's knowledge of the Company's Confidential Information or trade secrets, inevitably use and/or disclose Company's Confidential Information or trade secrets in Executive's work or service for such Competitor.

(d)Works Made for Hire Provisions. The Parties acknowledge that all work performed by Executive for the Company or its Affiliates shall be deemed a work made for hire. The Company shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions, and the Company shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same. All enhancements of the technology of the Company or its Affiliates that are developed by Executive shall be the exclusive property of the Company. Executive hereby assigns to the Company any right, title and interest in and to all Inventions that Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Company or its Affiliates. Executive shall execute and deliver any instruments or documents and do all other things (including the giving of testimony) requested by the Company (both during and after the termination of Executive's employment with the Company) in order to vest more fully in the Company or its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries). To the extent required by applicable state statute, this Section 6(d) shall not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company or its Affiliates was used and that was developed entirely on Executive's own time, unless the Invention (i) relates to the business of the Company or an Affiliate or to the Company's or an Affiliate's actual or demonstrably anticipated research or development or (ii) results from any work performed by Executive for the Company or an Affiliate.

(e)Remedies for Breach of Restrictive Covenant. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area and scope. Executive further acknowledges that the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and such interests, and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive, as the case may be, without any requirement that the Company post bond. If Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Executive.

(f)Other Agreements. In the event of the existence of another agreement between the Parties that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of Section 6, then the more restrictive of such provisions from the two (2) agreements shall control for the period during which both agreements would otherwise be in effect.

(7)No Set-Off; No Mitigation. Except as provided herein, the Company's obligation to provide benefits under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

(8)Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, West Bancorporation, Inc.; Attention: Chairman of the Board of Directors; 1601 22nd Street; West Des Moines, Iowa 50266; and if to Executive, to Executive's most recent address in the Company's records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

(9)Indemnification.

(a)Insurance. The Company shall provide Executive (including Executive's heirs, personal representatives, executors and administrators) during the Employment Period with coverage under a directors' and officers' liability insurance policy at its expense.

(b)Hold Harmless. In addition to the insurance coverage provided for in this Section 9, the Company shall hold harmless and indemnify Executive (and Executive's heirs, executors and administrators) to the fullest extent permitted under applicable law, but also subject to the limits of applicable federal law and regulation, against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of having been an officer of the Company (whether or not Executive continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include judgments, court costs and attorneys' fees and the cost of reasonable settlements.

(c)Advancement of Expenses. If Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Company has agreed to provide insurance coverage or indemnification under this Section 9, the Company shall, to the full extent permitted under applicable law, but also subject to the limits of applicable federal law and regulation, advance all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement (collectively “Expenses”) incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Company of a written undertaking from Executive: (i) to reimburse the Company for all Expenses actually paid by the Company to or on behalf of Executive if it shall be ultimately determined that Executive is not entitled to indemnification by the Company for such Expenses; and (ii) to assign to the Company all rights of Executive to indemnification, under any policy of directors' and officers' liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Company to or on behalf of Executive.

(10)Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

(11)Mandatory Arbitration. Except as provided in Section 6(e), each and every disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Polk County, Iowa in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, the Parties shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Parties cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither Executive nor the Company nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings under this Section 11. The arbitrator shall be required to abide by the provisions of this Agreement and the arbitrator shall not modify or alter same. Such arbitration shall be conducted under a “baseball arbitration” format, pursuant to which the arbitrator shall be required to adopt the position of one of the Parties, and not any compromise position. The Company shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, if Executive is the party initiating the arbitration, Executive shall contribute an amount equal to the filing fee that would have been payable by Executive if Executive had, in lieu of commencing arbitration, instead asserted those claims in litigation filed in the courts of Polk County, Iowa. Except as provided in the immediately preceding sentence, each Party shall pay for its own costs and attorneys' fees, if any, in connection with arbitration under this Section 11. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Iowa, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any Party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Nothing herein contained shall preclude either Party from seeking equitable or injunctive relief from a court of competent jurisdiction in order to prevent, terminate or reduce the likelihood of the infliction of irreparable harm on the petitioning Party.

(12)Equitable Relief. Notwithstanding Section 11, either Party may file a request with a court of competent jurisdiction for equitable relief, including injunctive relief, pending resolution of any claim through the arbitration procedure set forth herein; however, in such cases, the trial on the merits of the claims shall occur in front of, and shall be decided by, the arbitrator, who shall have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

(13)Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

(14)Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

(15)No Assignment. Executive's rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 15, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(16)Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

(17)Legal Fees. In the event that either Party commences litigation to enforce or protect such Party's rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys' fees and costs (including the costs of experts, evidence and counsel) and other litigation costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

(18)Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

(19)Code Section 409A.

(a)To the extent any provision of this Agreement or action by the Company would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of Executive's termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 19 shall not be construed as a guarantee of any particular tax effect for Executive's benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A

(b)Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six (6)-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive's death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six (6)-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

(20)Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections and exhibits are to preambles, recitals, sections and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one (1) and the same Agreement.

(21)Definitions. As used in this Agreement, the terms defined in this Section 21 have the meanings set forth below.

(a)“1934 Act” means the Securities Exchange Act of 1934.

(b)“Affiliate” means each company, corporation, partnership or other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of fifty-one percent (51%) or more of the Voting Securities or other voting or equity interests of any corporation, partnership, joint venture or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

(c)“Agreement” means this employment agreement, made and entered into as of the Effective Date, by and between the Parties.

(d)“Annual Base Salary” has the meaning set forth in Section 3(a).

(e)“Average Incentive Bonus” means the average of Incentive Bonuses determined for the immediately preceding three (3) completed fiscal year performance periods of the Company; provided, however, that if an Incentive Bonus has not yet been determined for a previously completed fiscal year performance period as of the Termination Date, then Target Bonus shall be used with respect to such fiscal year for purposes of calculating the Average Incentive Bonus. For purposes of calculating the Average Incentive Bonus, fiscal years for which no bonus was determined to have been earned shall be included in the calculation of the three (3) year average. Notwithstanding the foregoing, the fiscal year performance periods to be used for the Average Incentive Bonus calculation shall be 2011 for a Termination Date in 2012; 2011 and 2012 for a Termination Date in 2013; 2011, 2012 and 2013 for a Termination Date in 2014; and thereafter looking back to the immediately preceding three (3) completed fiscal year performance periods.

(f)“Base Compensation” means the amount equal to the sum of (i) the greater of Executive's then-current Annual Base Salary or Executive's Annual Base Salary as of the date one (1) day prior to the Change in Control, and (ii) the Average Incentive Bonus.

(g)“Board” means the board of directors of the Company.

(h)“Change in Control” means:

(i)the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the 1934 Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the then outstanding Voting Securities of the Company; or

(ii)during any twelve (12)-month period, the individuals who, as of the Effective Date, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company's shareholders, of any new director was approved by a vote of a majority of the Board, in which case such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii)the consummation by the Company of: (A) a merger or consolidation if the Company's shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty-one percent (51%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of all or substantially all of the assets of, the Company.

Notwithstanding any provision in this definition to the contrary, a Change in Control shall not be deemed to occur solely because fifty-one percent (51%) or more of the combined voting power of the then outstanding securities of the Company are acquired by (A) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained for employees of the entity or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Company's shareholders in the same proportion as their ownership of stock immediately prior to such acquisition.
Further notwithstanding any provision in this definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.
(i)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(j)“Code” means the Internal Revenue Code of 1986.

(k)“Company” means West Bancorporation, Inc.

(l)“Competitor” means a bank, savings bank, savings and loan association, credit union or similar financial institution.

(m)“Confidential Information” means confidential or proprietary, non-public information concerning the Company or its Affiliates, including research, development, designs, formulae, processes, specifications and technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public.

(n)“Covered Period” means the period beginning six (6) months prior to a Change in Control and ending twenty-four (24) months after the Change in Control.

(o)“Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company.

(p)“Effective Date” means July 23, 2012.

(q)“Employment Period” has the meaning set forth in Section 1.

(r)“Executive” means David D. Nelson.

(s)“FDIA” means the Federal Deposit Insurance Act.

(t)“FDIC” means the Federal Deposit Insurance Corporation.

(u)“Good Reason” means the occurrence of any one (1) of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:

(i)a material and adverse change in the nature, scope or status of Executive's position, authorities or duties from those in effect in accordance with Section 2 immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;

(ii)a material reduction (in excess of 15%) in Executive's Annual Base Salary or target Incentive Bonus opportunity, or a material reduction in Executive's aggregate benefits or other compensation plans in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;

(iii)a relocation of Executive's primary place of employment of more than fifteen (15) miles from Executive's primary place of employment immediately following the Effective Date, or if applicable, prior to the Covered Period, or a requirement that Executive engage in travel that is materially greater than prior to the Covered Period;

(iv)removal of Executive from, or failure to elect Executive to, the Board or the West Bank Board of Directors;

(v)the failure by an acquirer to assume this Agreement at the time of a Change in Control; or

(vi)a material breach by the Company of this Agreement.

Notwithstanding any provision in this definition to the contrary, prior to Executive's Termination for Good Reason, Executive must give the Company written notice of the existence of any condition set forth in clause (i) - (vi) immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision in this definition to the contrary, in order to constitute a Termination for Good Reason, the Termination Date must occur within six (6) months of the initial existence of the applicable condition.
(v)“Incentive Bonus” has the meaning set forth in Section 3(b).

(w)“Inventions” means all systems, procedures, techniques, manuals, databases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by Executive in the course of Executive's employment with the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing sentence, Inventions shall not include: (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Executive prior to Executive's exposure to any Confidential Information.

(x)“Minimum Benefits” means, as applicable, the following:

(i)Executive's earned but unpaid Annual Base Salary for the period ending on the Termination Date;

(ii)Executive's earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding the Termination Date; provided, however, that Executive shall not be entitled to any Incentive Bonus in the event of a Termination for Cause.

(iii)Executive's accrued but unpaid vacation pay for the period ending on the Termination Date;

(iv)Executive's unreimbursed business expenses and all other items earned and owed to Executive by the Company through and including the Termination Date, provided that all required submissions for expense reimbursement are made in accordance with the Company's expense reimbursement policy and within fifteen (15) days following the Termination Date; and

(v)the benefits, incentives and awards described in Section 4(f)(i).

(y)“Parties” means the Company and Executive.

(z)“Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.

(aa)“Restricted Area” means the area that encompasses a twenty-five (25)-mile radius from each banking or other office location of the Company and its Affiliates; provided, however, that in the event of a Change in Control, the Restricted Area shall be determined as of the date immediately preceding the Change in Control.

(bb)“Restricted Period” means a period of twenty-four (24) months immediately following the termination of Executive's employment for any reason, whether such termination occurs during the Employment Period or thereafter.

(cc)“Restrictive Covenant” has the meaning set forth in Section 6(c).

(dd)“Severance Amount” means:

(i)for any Termination that occurs during the Employment Period and not during a Covered Period, an amount equal to two hundred percent (200%) of Executive's Base Compensation as of the respective Termination; or

(ii)for any Termination that occurs during a Covered Period, an amount equal to three hundred percent (300%) of Executive's Base Compensation as of the respective Termination.

(ee)“Severance Restrictions” has the meaning set forth in Section 4(i).

(ff)“Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the twelve (12)-month period ending on each December 31st (such twelve (12)-month period is referred to below as the “identification period”). If Executive is determined to be a key employee, Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12)-month period that begins on the April 1 following the close of the identification period. For purposes of determining whether Executive is a key employee, “compensation” means Executive's W-2 compensation as reported by the Company for a particular calendar year.

(gg)“Substantial Business Efforts” means marketing, promotional, purchasing, sales or solicitation activities undertaken on behalf of the Company or an Affiliate, which include (i) in person and voice communications and (ii) either or both of (A) delivery of a quote, bid, proposal or request for any of the foregoing or (B) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees of the Company or an Affiliate), where such activities would enjoy a reasonable prospect of success in the absence of any breach of this Agreement.

(hh)“Target Bonus” means the target Incentive Bonus for the applicable fiscal year performance period, if one is used, and if not, the Target Bonus shall be determined based upon the mid-point between the maximum Incentive Bonus and the threshold Incentive Bonus for the applicable fiscal year performance period, with the threshold bonus based upon the first level of performance for which some amount of Incentive Bonus would be payable.

(ii)“Termination” means a termination of Executive's employment with the Company and West Bank during the Employment Period either:

(i)by the Company, other than a Termination for Cause or a termination as a result of Executive's death or Disability; or

(ii)by Executive for Good Reason.

(jj)“Termination Date” means the date of termination (whether or not such termination constitutes a “Termination”) of Executive's employment with the Company and West Bank.

(kk)“Termination for Cause” means a termination of Executive's employment by the Company as a result of any of the following (in each case as determined by the Board):

(i)Executive's willful and continuing failure to perform Executive's obligations hereunder, which failure is not remedied within five (5) business days after receipt of written notice of such failure from the Company;

(ii)Executive's conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;

(iii)Executive's breach of fiduciary responsibility;

(iv)an act of dishonesty by Executive that is materially injurious to the Company or West Bank;

(v)Executive's engagement in one (1) or more unsafe or unsound banking practices that have a material adverse effect on the Company or West Bank;

(vi) Executive's removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;

(vii)a material breach by Executive of this Agreement: or

(viii)an act or omission by Executive that leads to a material harm (financial or reputational) to the Company or West Bank in the community.

Further, a Termination for Cause shall be deemed to have occurred if, after the termination of Executive's employment with the Company and West Bank, facts and circumstances arising during the course of such employment are discovered that would have warranted a Termination for Cause.
Further, all rights Executive has or may have under this Agreement shall be suspended automatically during the pendency of any investigation by the Board or its designee or during any negotiations between the Board or its designee and Executive regarding any actual or alleged act or omission by Executive of the type that would warrant a Termination for Cause.
(ll)“Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

(22)Scope of Company and West Bank Obligations. Although the Company and West Bank may have jointly obligated themselves to Executive under certain provisions of this Agreement, in no event shall Executive be entitled to more than what is explicitly provided for hereunder, such that no duplicative payments shall be provided under this Agreement.

(23)Survival. The provisions of Section 6 shall survive the termination of this Agreement.
[signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
WEST BANCORPORATION, INC.
By: /s/ Steven Gaer
Steven Gaer
Chairman of the Compensation Committee
West Bancorporation, Inc.
EXECUTIVE
By: /s/ David D. Nelson
David D. Nelson

EXHIBIT A
AGREEMENT and RELEASE
This AGREEMENT and RELEASE (“Agreement”) is made and entered into by and between WEST BANCORPORATION, INC. (the “Company”) and [_______________] (“Executive”).
WHEREAS, Executive and the Company desire to settle fully and amicably all issues between them, including any issues arising out of Executive's employment with the Company and the termination of that employment; and
WHEREAS, Executive and the Company are parties to that certain Employment Agreement, made and entered into as of [_______________], as amended (the “Employment Agreement”).
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Executive and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:
1.    Termination of Employment. Executive's employment with the Company shall terminate effective as of the close of business on [_______________] (the “Termination Date”).
2.    Compensation and Benefits. Subject to the terms of this Agreement, the Company shall compensate Executive under this Agreement as follows (collectively, the “Severance Payments”):
(a)    Severance Amount. [_______________].
(b)    Accrued Salary and Vacation. Executive shall be entitled to a lump sum payment in an amount equal to Executive's earned but unpaid annual base salary and vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.
(c)    Medical and Dental Benefits. [_______________].
(d)    Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation or benefits. Executive further acknowledges that the Severance Payments (other than (b) above) are consideration for Executive's promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation or benefits to which Executive is entitled from the Company under the terms of Executive's employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.
(e)    Withholding. The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.
3.    Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive's participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive's right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.
4.    Release of Claims and Waiver of Rights. Executive, on Executive's own behalf and that of Executive's heirs, executors, attorneys, administrators, successors and assigns, fully releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates and assigns, and its and their directors, officers, trustees, employees and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands and actions Executive now has, may have had or may ever have, whether currently known or unknown, as of or prior to Executive's execution of this Agreement (the “Release”), including liability claims, demands and actions:
(a)    arising from or relating to Executive's employment or other association with the Company, or the termination of such employment,

(b)    relating to wages, bonuses, other compensation or benefits,
(c)    relating to any employment or change in control contract,
(d)    relating to any employment law, including

(i)	the United States and State of Iowa Constitutions,

(ii)	the Civil Rights Act of 1964,

(iii)	the Civil Rights Act of 1991,

(iv)	the Iowa Civil Rights Act,

(v)	the Employee Retirement Income Security Act of 1974,

(vi)	the Age Discrimination in Employment Act (the “ADEA”),

(vii)	Executive Order 11246, and

(viii)	any other federal, state or local statute, ordinance or regulation relating to employment,
(e)    relating to any right of payment for disability,
(f)    relating to any statutory or contractual right of payment, and
(g)    for relief on the basis of any alleged tort or breach of contract under the common law of the State of Iowa or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel and negligence.
Executive acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive waives, surrenders and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Iowa.
5.    Exclusions from General Release. Excluded from the Release are any claims or rights that cannot be waived by law, as well as Executive's right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving the right to recover any money in connection with a charge or investigation. Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.
6.    Covenant Not to Sue.
(a)    A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 4 above. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys' fees and costs (including the costs of experts, evidence and counsel) and other litigation costs incurred in defending against Executive's suit. In addition, if Executive sues any of the Releasees in violation of this Agreement, the Company can require Executive to return all but a sum of one hundred dollars ($100) of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments.
(b)    If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive's agreement to withdraw, dismiss or not file a lawsuit would not be a violation of any applicable law or regulation.

7.    Representations by Executive. Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Company or its attorneys. Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release. Executive acknowledges that Executive has been offered at least twenty-one (21) days to consider this Agreement. After being so advised, and without coercion of any kind, Executive freely, knowingly and voluntarily enters into this Agreement. Executive acknowledges that Executive may revoke this Agreement within seven (7) days after Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven (7) days after Executive has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below Executive's signature on the signature page hereto. Any revocation must be in writing and directed to [_______________]. If sent by mail, any revocation must be postmarked within the seven (7)-day period described above and sent by certified mail, return receipt requested.
8.    Restrictive Covenants. Section 6 of the Employment Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.
9.    Non-Disparagement. Executive shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive shall do nothing that would damage the Company's business reputation or goodwill.
10.    Company Property.
(a)    Executive shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.
(b)    Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access or in any way alter or modify any of the databases, e-mail systems, software, computer systems or hardware or other electronic, computerized or technological systems of the Company or any of its affiliates. Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Company, including claims for damages and/or appropriate injunctive relief.
11.    No Admissions. The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.
12.    Confidentiality of Agreement. Executive shall keep the existence and the terms of this Agreement confidential, except for Executive's immediate family members and Executive's legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.
13.    Non-Waiver. The Company's waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.
14.    Applicable Law; Mandatory Arbitration and Equitable Relief. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by Sections 10, 11 and 12 of the Employment Agreement as if restated herein in their entirety.
15.    Legal Fees. In the event that either Party commences arbitration or litigation to enforce or protect such Party's rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys' fees and costs (including the costs of experts, evidence and counsel) and other litigation costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.
16.    Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive's employment with the Company and the termination of that employment.

17.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same Agreement.
18.    Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.
19.    Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive's breach and that the Company would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements. In the event of Executive's breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Executive's breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive. Executive stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Executive is or has been in violation of the restrictions contained herein.
20.    Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections and exhibits are to preambles, recitals, sections and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.
21.    Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive's business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.

In witness whereof, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

WEST BANCORPORATION, INC.	EXECUTIVE

By: ________________________________________	___________________________________________
[Name]	[Name]
[Title]

Date: ______________________________________	Date: ______________________________________